Exhibit 99.1

USANA Appoints New President and CIO

Exciting New Management Changes Announced

SALT LAKE CITY--(BUSINESS WIRE)--December 7, 2016--Today, USANA (NYSE: USNA) announced that Jim Brown has been appointed president and chief operations officer (COO) of the company. With nearly 25 years of operations management, Mr. Brown brings a wealth of experience to his new role. In his new position, Brown will continue his oversight of USANA’s operations, and expand his leadership to other areas.

“Jim has played a pivotal role in our company’s growth and innovation over the past 10 years,” said USANA CEO Kevin Guest. “He has also earned the trust of our board of directors, management team, employees, and key business partners. And with his extensive experience in global operations oversight and administration, I believe he is the right leader to ensure our company’s long-term success.”

“I am honored by the trust that Kevin and the board have placed in me to serve in this position,” Brown said. “This is an exciting time in our company’s history, and I look forward to assuming these additional responsibilities to support USANA’s long-term growth strategy.”

USANA also announced the appointment of Walter Noot as chief information officer this week. Noot, who brings with him extensive leadership experience in the direct selling industry, will be responsible for implementing USANA’s IT strategy and ensuring that all systems necessary to support its operations and objectives are in place.

For more information about USANA, go to USANA.com.

About USANA

Founded in 1992, USANA Health Sciences (NYSE: USNA) is a U.S.-based nutritional company that manufactures high-quality supplements, personal care and healthy food products in its FDA-Registered Drug Establishment in Salt Lake City. Learn more about USANA by visiting our website http://www.usana.com or the official USANA blog http://whatsupusana.com.

CONTACT:
USANA Health Sciences, Inc.
Ashley Collins, 801-954-7629
Executive Director of PR, Social Media and Communications
media(at)us.usana(dot)com